News from The Chubb Corporation
The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
DO NOT RELEASE
Chubb Reports 4th Quarter Net Income per Share of $1.56;
Operating Income per Share Is up 25% to a Record $1.46;
Combined Ratio Is 83.1%
Net Income per Share for 2006 Is $5.98;
Operating Income per Share Is up 45% to a Record $5.60;
Combined Ratio Is 84.2%
     WARREN, New Jersey, January 30, 2007 — The Chubb Corporation [NYSE: CB] today reported that net income in the fourth quarter of 2006 was $654 million or $1.56 per share, compared to $615 million or $1.46 per share in the fourth quarter of 2005.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, increased to $614 million from $493 million in the fourth quarter of 2005. Operating income per share increased 25% to a record $1.46 from $1.17.
     Net written premiums for the fourth quarter declined 4% to $3.0 billion. Premiums for the insurance business were flat; they declined 2% in the U.S. and grew 6% outside the U.S. (1% in local currencies). Premiums for the reinsurance assumed business declined 67%, reflecting the impact of the Chubb Re-Harbor Point transaction completed in December 2005.
     The fourth quarter combined loss and expense ratio improved to 83.1% in 2006 from 89.3% in 2005. The impact of catastrophes in the fourth quarter of 2006 accounted for 0.9 percentage points of the combined ratio, compared to 4.0 points in the fourth quarter of 2005. Excluding the impact of catastrophes, the combined ratio improved 3.1 percentage points to 82.2% from 85.3%. The expense ratio for the fourth quarter was 29.9% in 2006 and 27.5% in 2005.
     Property and casualty investment income after taxes for the fourth quarter increased 10% to $304 million in 2006 from $276 million in 2005.

     During the fourth quarter of 2006, Chubb repurchased 1.6 million shares of its common stock at a total cost of $82 million.
     “Our continuing focus on underwriting discipline enabled Chubb to achieve the best quarter in our history,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “The fourth quarter capped an outstanding year, and thanks to significant contributions from all three business units throughout 2006, Chubb attained its fourth consecutive year of record income.”
Full Year Results
     For the year ended December 31, 2006, net income was $2.5 billion or $5.98 per share, compared to $1.8 billion or $4.47 per share for the year ended December 31, 2005. Operating income for 2006 totaled $2.4 billion, compared to $1.6 billion in 2005. Operating income per share increased 45% to a record $5.60 in 2006 from $3.87 in 2005.
     Net written premiums in 2006 declined 3% to $12.0 billion. Premiums for the insurance business grew 2%: 1% in the U.S. and 4% outside the U.S. (3% in local currencies). Premiums for the reinsurance assumed business declined 57%.
     The combined ratio in 2006 was 84.2%, compared to 92.3% in 2005. The impact of catastrophes accounted for 1.4 percentage points of the combined ratio in 2006 and 5.6 points in 2005. Excluding the impact of catastrophes, the combined ratio improved 3.9 percentage points to 82.8% from 86.7%. The expense ratio for the year was 29.0% in 2006 and 28.0% in 2005.
     Property and casualty investment income after taxes increased 10% to $1.2 billion in 2006 from $1.1 billion in 2005.
     During 2006, Chubb repurchased 25.4 million shares of its common stock at a total cost of $1.3 billion.
Fourth Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums grew 7% in the fourth quarter to $879 million. CPI’s combined ratio for the quarter was 84.4%, compared to 86.8% in the fourth quarter of 2005. The impact of catastrophes accounted for 2.4 percentage points in 2006 and 7.5 points in 2005.

     The Homeowners line grew 8%, and the combined ratio was 75.7%. The Personal Automobile line had flat net written premiums and a combined ratio of 92.6%. Other Personal lines grew 12% and had a combined ratio of 107.7%.
     Chubb Commercial Insurance (CCI) net written premiums declined 1% in the fourth quarter to $1.3 billion. The combined ratio for the quarter improved to 82.9% in 2006 from 87.4% in 2005. The impact of catastrophes accounted for 0.7 percentage points in 2006 and 3.6 points in 2005.
     Average fourth quarter renewal rates in the U.S. were down 1% for CCI, which retained 83% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1 to 1.
     Chubb Specialty Insurance (CSI) net written premiums declined 7% in the fourth quarter to $774 million. The combined ratio was 84.1%, compared to 92.7% in the fourth quarter of 2005.
     Professional Liability (PL) net written premiums declined 8% due largely to reinsurance adjustments which increased net written premiums in the year-ago fourth quarter. In the fourth quarter of 2006, PL had a combined ratio of 88.5%. Average renewal rates in the U.S. for PL were down 3%, and renewal retention was 88%. The ratio of new to lost business in the U.S. was 1.4 to 1.
     Surety premiums were up 14%, and the combined ratio was 41.4%.
2006 Operations Review
     For the year ended December 31, 2006, Chubb Personal Insurance net written premiums grew 6% to $3.5 billion. CPI’s combined ratio improved to 81.7% in 2006 from 86.6% in 2005. The impact of catastrophes accounted for 3.7 percentage points of the combined ratio in 2006 and 6.5 points in 2005.
     The Homeowners line grew 8% and had a combined ratio of 74.6%. The Personal Automobile line grew 4% and had a combined ratio of 90.4%. Other personal lines grew 4% and had a combined ratio of 98.6%.
     Chubb Commercial Insurance net written premiums grew 2% in 2006 to $5.1 billion. The combined ratio was 83.1% in 2006 and 92.4% in 2005. The impact of catastrophes accounted for 0.6 percentage points of the combined ratio in 2006 and 8.3 points in 2005.

     Average 2006 renewal rates in the U.S. were down 1% for CCI, which retained 83% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 0.9 to 1.
     Chubb Specialty Insurance net written premiums declined 3% in 2006 to $2.9 billion. The combined ratio improved to 87.5% in 2006 from 97.3% in 2005.
     Professional Liability had a 6% decline in premium growth and a combined ratio of 91.8%. In the U.S., average 2006 renewal rates for PL were down 2%, renewal retention was 84% and the ratio of new to lost business was 1.1 to 1. Excluding the hospital medical malpractice and managed care errors & omissions businesses which CSI exited in July 2005, PL premiums declined 2%, and in the U.S. renewal retention was 88% and the ratio of new to lost business was 1.6 to 1.
     Surety had premium growth of 23% and a combined ratio of 44.2%.
2007 Operating Income Guidance
     “Based on our current outlook,” said Mr. Finnegan, “we believe we can achieve 2007 operating income per share in the range of $5.00 to $5.40.” This guidance assumes a 4 percentage point impact of catastrophe losses on the 2007 combined ratio. For comparison purposes, the impact of catastrophe losses on the 2006 combined ratio was 1.4 points. The impact of each percentage point of catastrophe losses on annual operating income per share is approximately $0.19.
     “The $0.40 reduction in operating income per share that is implied in the midpoint of our guidance for 2007 ($5.20 guidance midpoint for 2007 vs. $5.60 actual in 2006) is more than accounted for by our assumption of higher catastrophe losses in 2007,” said Mr. Finnegan. “Specifically, the $0.76 per share impact of our 4 point catastrophe assumption for 2007 is $0.52 more than the actual $0.24 per share impact of catastrophe losses in 2006.”
     Mr. Finnegan said the operating income guidance for 2007 also assumes:
•	Flat net written premiums for the insurance business, based on a low-to-mid-single-digit increase for CPI, flat premiums for CCI and a modest decline for CSI.

•	A combined ratio between 87% and 89% for the year, based on a combined ratio of 86% to 89% for CPI, 88% to 91% for CCI and 85% to 88% for CSI.

•	Growth of property and casualty investment income after taxes of 7% to 9%.

     The guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statements (see below).
Webcast Conference Call to be Held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s fourth quarter performance with investors and analysts today, January 30th, at 5 P.M. Eastern Standard Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.
About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,000 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     The company’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms
Operating Income
Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss)
Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax
Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax-exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost
Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities, which are carried at market value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio
The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

FORWARD-LOOKING INFORMATION
     Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2007 operating income per share guidance and related assumptions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on us. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in our public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	the ability to retain existing business;

•	our expectations with respect to cash flow projections and investment income and with respect to other income;

•	the adequacy of loss reserves, including:
–	our expectations relating to reinsurance recoverables;

–	the willingness of parties, including us, to settle disputes;

–	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

–	development of new theories of liability;

–	our estimates relating to ultimate asbestos liabilities;

–	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

–	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have filed for bankruptcy or otherwise experienced deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, public companies relating to possible accounting irregularities, practices in the financial services industry and other corporate governance issues, including:
–	claims and litigation arising out of stock option “backdating,” “spring loading” and other option grant practices by public companies;

–	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

–	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

–	claims and litigation arising out of practices in the financial services industry;

–	legislative or regulatory proposals or changes;
•	the effects of investigations into market practices, in particular contingent commissions and loss mitigation and finite reinsurance arrangements, in the property and casualty insurance industry together with any legal or regulatory proceedings, related settlements and industry reform or other changes with respect to contingent commissions or otherwise arising therefrom;

•	the impact of legislative and regulatory developments on our business, including those relating to terrorism and catastrophes;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic and market conditions including:
–	changes in interest rates, market credit spreads and the performance of the financial markets;

–	the effects of inflation;

–	changes in domestic and foreign laws, regulations and taxes;

–	changes in competition and pricing environments;

–	regional or general changes in asset valuations;

–	the inability to reinsure certain risks economically;

–	changes in the litigation environment; and
•	our ability to implement management’s strategic plans and initiatives.
          The Corporation assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2006	2005	2006	2005
		(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,974	$3,097	$11,974	$12,283
Decrease (Increase) in Unearned Premiums	21	(18)	(16)	(107)

Premiums Earned	2,995	3,079	11,958	12,176

Losses and Loss Expenses	1,590	1,899	6,574	7,813
Operating Costs and Expenses	887	852	3,467	3,436
Decrease (Increase) in Deferred Policy Acquisition Costs	21	(7)	(19)	(17)
Dividends to Policyholders	8	4	31	23

Underwriting Income	489	331	1,905	921

Investments
Investment Income Before Expenses	385	349	1,485	1,342
Investment Expenses	7	6	31	27

Investment Income	378	343	1,454	1,315

Other Income (Charges)	4	2	10	(1)

Property and Casualty Income	871	676	3,369	2,235

CORPORATE AND OTHER	(22)	(16)	(89)	(172)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	849	660	3,280	2,063

Federal and Foreign Income Tax	235	167	913	485

CONSOLIDATED OPERATING INCOME	614	493	2,367	1,578

REALIZED INVESTMENT GAINS AFTER INCOME TAX	40	122	161	248

CONSOLIDATED NET INCOME	$654	$615	$2,528	$1,826

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$304	$276	$1,166	$1,056

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2006	2005	2006	2005
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	419.8	421.3	422.4	408.4
Actual Common Shares at End of Period	411.3	418.1	411.3	418.1

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.46	$1.17	$5.60	$3.87
Realized Investment Gains	.10	.29	.38	.60

Net Income	$1.56	$1.46	$5.98	$4.47

Effect of Catastrophes (excluding investment in Allied World Assurance Company, Ltd.)
Hurricane Katrina	$—	$.01	$.05	$(.74)
All Other	(.05)	(.20)	(.29)	(.36)

Total	$(.05)	$(.19)	$(.24)	$(1.10)

	Dec. 31	Dec. 31
	2006	2005
BOOK VALUE PER COMMON SHARE	$33.71	$29.68

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	33.38	29.13
Share and per share amounts have been retroactively adjusted to reflect the two-for-one stock split effective March 31, 2006.
Effective December 31, 2006, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R). The adoption of SFAS No. 158 decreased accumulated other comprehensive income, a component of shareholders’ equity, by $281 million or $0.68 per common share. Restatement of prior periods is not permitted.

PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2006	2005	2006	2005
Losses and Loss Expenses to Premiums Earned	53.2%	61.8%	55.2%	64.3%
Underwriting Expenses to Premiums Written	29.9	27.5	29.0	28.0

Combined Loss and Expense Ratio	83.1%	89.3%	84.2%	92.3%

Effect of Catastrophes on Combined Loss and Expense Ratio
Hurricane Katrina	(.2)%	(.2)%	(.2)%	3.7%
All Other	1.1	4.2	1.6	1.9

Total	.9%	4.0%	1.4%	5.6%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2006	2005	2006	2005
	(in millions)
Paid Losses and Loss Expenses	$1,649	$1,755	$5,588	$5,909
Increase (Decrease) in Unpaid Losses and Loss Expenses	(59)	144	986	1,904

Total Losses and Loss Expenses	$1,590	$1,899	$6,574	$7,813

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2006	2005	(Decrease)	2006	2005
	(in millions)
TWELVE MONTHS ENDED DECEMBER 31

Personal Insurance
Automobile	$670	$645	4%	90.4%	95.3%
Homeowners	2,268	2,104	8	74.6	81.2
Other	580	558	4	98.6	96.2

Total Personal	3,518	3,307	6	81.7	86.6

Commercial Insurance
Multiple Peril	1,290	1,286	—	75.8	87.8
Casualty	1,731	1,755	(1)	96.8	96.1
Workers’ Compensation	901	930	(3)	80.4	84.8
Property and Marine	1,203	1,059	14	72.5	98.8

Total Commercial	5,125	5,030	2	83.1	92.4

Specialty Insurance
Professional Liability	2,641	2,798	(6)	91.8	99.8
Surety	300	244	23	44.2	62.9

Total Specialty	2,941	3,042	(3)	87.5	97.3

Total Insurance	11,584	11,379	2	83.9	92.0

Reinsurance Assumed	390	904	(57)	95.2	96.1

Total	$11,974	$12,283	(3)	84.2%	92.3%

QUARTERS ENDED DECEMBER 31

Personal Insurance
Automobile	$159	$159	—%	92.6%	88.3%
Homeowners	562	520	8	75.7	80.5
Other	158	141	12	107.7	109.1

Total Personal	879	820	7	84.4	86.8

Commercial Insurance
Multiple Peril	322	351	(8)	70.7	83.5
Casualty	428	434	(1)	103.3	93.2
Workers’ Compensation	207	204	1	78.2	85.4
Property and Marine	305	281	9	69.3	84.3

Total Commercial	1,262	1,270	(1)	82.9	87.4

Specialty Insurance
Professional Liability	699	763	(8)	88.5	97.6
Surety	75	66	14	41.4	39.5

Total Specialty	774	829	(7)	84.1	92.7

Total Insurance	2,915	2,919	—	83.5	88.5

Reinsurance Assumed	59	178	(67)	91.5	101.8

Total	$2,974	$3,097	(4)	83.1%	89.3%